UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 Amendment No. 1

to

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)) d
☒	Definitive information statement.

CHINA ENERGY CORPORATION

(Name of Registrant as Specified in its Charter)

Payment of filing fee (check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14c-5((g) and 0-1 I.

Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of' its filing.

Amount previously paid:

Form, schedule or registration statement no.:

Filing party:

Date filed:

CHINA ENERGY CORPORATION

No. 57 Xinhua East Street

Hohhot, Inner Mongolia, P.R. China

Telephone Number: 86-471-466-8870

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The board of directors of China Energy Corporation, a Nevada corporation (the “Company,” “we” and/or “our”), is furnishing this Information Statement to all holders of record of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share, as of the close of business on May 3, 2013 (the “Approval Record Date”), in connection with a transaction that will result in the termination of the registration of our common stock under the federal securities laws. This will eliminate the significant expense required to comply with the reporting and related requirements under these laws. Often referred to as a “going-private transaction,” the transaction is a reverse split of our common stock whereby each Twelve Million (12,000,000) shares of our common stock will be converted to one share of our common stock. The reverse stock split will be accomplished pursuant to an amendment to our Articles of Incorporation (the “Amendment”), a copy of which is attached hereto as Appendix A and is incorporated herein by this reference. Holders of less than one whole share after completion of the reverse stock split will receive cash in lieu of fractional interests in an amount equal to $0.14 for each pre-split share that becomes a fractional interest. As a result, stockholders owning fewer than 12,000,000 shares of our common stock prior to the reverse stock split at the close of business on the effective date of the reverse stock split will no longer be stockholders of the Company. Stockholders owning 12,000,000 or more shares of our common stock on a pre-split basis on the effective date of the reverse stock split will not be entitled to receive cash in lieu of whole or fractional shares of our common stock resulting from the reverse stock split. Our only stockholder owning 12,000,000 or more shares of our common stock on a pre-split basis at the effective time of the reverse stock split is Fortune Place Holdings Limited (“Fortune Place”), a corporation organized under the laws of the British Virgin Islands. Accordingly, as a result of the reverse stock split, Fortune Place will become our sole stockholder. Wenxiang Ding, our President, Chief Executive Officer and Director, is the beneficial owner of 100% of the equity interests of Fortune Place. The $0.14 per share price to be paid for fractional shares represents the fair value for a share of our common stock as determined by a special committee (the “Special Committee”) of our board of directors. The board of directors established the Special Committee, consisting of the sole independent member of our board of directors, to evaluate and review the going-private transaction. The Special Committee based its determination of fair value upon, among other things, the valuation report of Loveman-Curtiss, Inc., our financial advisor.

We are not asking you for a proxy and you are requested not to send us a proxy. Wenxiang Ding, our President, Chief Executive Officer and Director, Yi Ding, Hangzhou Dayuan Group Co. Ltd., Zhiyong Guo, Zhimin Li, and Xinghe County Haifu Coal, who collectively beneficially own approximately 63.9% of the votes entitled to be cast at a meeting of the Company’s stockholders (together, the “Approving Group”), previously consented in writing to the proposed reverse stock split and going-private transaction described in this Information Statement. The elimination of the need for a special meeting of the stockholders to approve the reverse stock split is authorized by Section 78.320 of the Nevada Revised Statutes. That Section provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take action at a meeting at which all shares entitled to vote on the matter were present and voted, may be substituted for the special meeting.

The Company is engaging in the reverse stock split in order to reduce its number of stockholders of record to fewer than 300 and subsequently terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after which the Company will no longer be subject to the public reporting obligations under federal securities laws, thereby “going private.” The Company and Mr. Ding are filing a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission simultaneously with the filing of this Information Statement since this reverse stock split is considered a “going private” transaction, as defined in Rule 13e-3 under the Exchange Act. As soon as practicable after the filing of the Amendment, the Company will terminate (i) its periodic reporting obligations under Sections 13 and 15 (d) of the Exchange Act; (ii) the registration of its common stock under Section 12(g) of the Exchange Act; and (iii) the quotation of its common stock on the OTC Bulletin Board.

We are pleased to take advantage of the Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to most of our stockholders a two-page Notice of Availability of Information Statement instead of a printed copy of this Information Statement. The Notice of Availability of Information Statement you have received provides instructions on how to access and review this Information Statement and also instructs you on how to request a printed copy of this Information Statement. We believe this process of sending a two-page notice reduces the environmental impact of printing and distributing hard copy materials and lowers the costs of such printing and distribution. The Company will pay the expenses of furnishing this Information Statement, including the cost of preparing and assembling this Information Statement and mailing the Notice of Availability of Information Statement. The Company anticipates that the Notice of Availability of Information Statement will be sent or given on or about May 13, 2013 to the record holders of common stock as of the close of business on the Approval Record Date, and that the amendment will be filed with the Nevada Secretary of State and become effective no earlier than the 40th day after this Information Statement is sent or given to those holders of common stock (which is a change from our previous disclosure which inadvertently stated that the amendment would be filed and become effective no earlier than the 20th day after the Information Statement is sent or given to our stockholders).